Exhibit 99.1
FOR IMMEDIATE RELEASE

For Further Information:
J. Marcus Scrudder	Hala Elsherbini
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Trade Source International Acquires
Marketing Impressions
COPPELL, TEXAS, September 15, 2006 – Craftmade International, Inc. (Nasdaq: CRFT) today announced that Trade Source International, Inc. (“TSI”), a wholly owned subsidiary, acquired Marketing Impressions, its 50 percent partner in Prime/Home Impressions, LLC (“PHI”), one of the Company’s subsidiaries. Through its TSI segment, PHI markets fan accessories and lamp parts programs, including decorative pull-chains, replacement switches, blade arms, blades and ceiling medallions to mass merchandisers. The transaction has an effective date of July 1, 2006.
Marketing Impressions of Hickory, NC, was founded by Robert Lackey Sr., who, along with his son, Robert Lackey, Jr., founded multiple companies, including Delstar Home Impressions and Imagine One.
“The execution of this agreement exemplifies our long-term growth strategy as we continue to execute acquisitions that increase shareholder value,” commented James R. Ridings, Chief Executive Officer of Craftmade International. “PHI’s product offering within the TSI segment has grown 75 percent since 2002, and by purchasing Marketing Impressions, we will benefit from being able to directly source one of PHI’s major product lines, thereby lowering PHI’s costs of goods as well as lowering Craftmade’s minority interest expense.”
Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories, decorative light bulbs, door chimes and ventilation systems. The company distributes its premium products through a network of 1,800 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.
Certain statements in this News Release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company’s Form 10-K filing with the Securities and Exchange Commission